As filed with the Securities and Exchange Commission on October 9, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kronos Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-1895605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 So. El Camino Real, Suite 300 San Mateo, California	94402
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan (Prior Plan)
2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan
(Full titles of the plans)

Norbert Bischofberger, Ph.D.
President and Chief Executive Officer
Kronos Bio, Inc.
1300 So. El Camino Real, Suite 300
San Mateo, California 94402
(650) 781-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles J. Bair, Esq.
Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☒	Accelerated filer	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2017 Equity Incentive Plan (Prior Plan) Common Stock, $0.001 par value per share	3,433,122 shares(2)	$4.93(3)	$16,925,291.46(3)	$1,846.55
2020 Equity Incentive Plan Common Stock, $0.001 par value per share	12,075,323 shares(4)	$19.00(5)	$229,431,137.00(5)	$25,030.94
2020 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	688,000 shares(6)	$16.15(7)	$11,111,200.00(7)	$1,212.24
Total	16,196,445	N/A	$257,467,628.46	$28,089.73

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Kronos Bio, Inc. (the “Registrant”) that become issuable under the Registrant’s 2017 Equity Incentive Plan, as amended (the “Prior Plan”), the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), or the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Prior Plan. No additional stock awards will be granted under the Prior Plan and the shares that remain available for the issuance of awards under the Prior Plan as of immediately prior to October 8, 2020 (the “Prior Plan Pool”), plus any shares subject to outstanding stock options or other stock awards granted under the Prior Plan that, on or after October 8, 2020, terminate or expire prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price (such shares, the “Prior Plan Returning Shares”), will become available for the grant of stock awards under the 2020 Plan.
(3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 3,433,122 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Prior Plan are calculated using a weighted-average exercise price of $4.93 per share.
(4)Represents the sum of (1) 6,224,500 new shares, plus (2) an additional number of shares not to exceed 5,850,823 shares, which number of shares includes (i) the Prior Plan Pool and (ii) the Prior Plan Returning Shares. See footnote (2) above. The 2020 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 Plan on January 1st of each calendar year, from January 1, 2021 through January 1, 2020. The number of shares added each year will be equal to: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31st of the preceding calendar year; or (b) a lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate no later than December 31st of the immediately preceding year.
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $19.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated October 8, 2020 relating to the Registrant’s initial public offering.
(6)Represents 688,000 shares of Common Stock reserved for future grant under the 2020 ESPP. The 2020 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2020 ESPP on January 1st of each calendar year, from January 1, 2021 through January 1, 2030. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; (b) 1,376,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.
(7)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $16.15 per share, which is 85% of the initial public offering price per share of Common Stock set forth on the cover page of the Registrant's prospectus dated October 8, 2020 relating to the Registrant's initial public offering.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1.    PLAN INFORMATION.
Not required to be filed with this Registration Statement.
ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”):
(a) The Registrant’s prospectus dated October 8, 2020 and filed on October 9, 2020 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed, relating to the registration statement on Form S-1 originally filed on September 18, 2020, as amended (File No. 333-248925).
(c) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on October 5, 2020 (File No. 001-39592) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
ITEM 4.    DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
As permitted by Section 102 of the Delaware General Corporation Law, the Registrant has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorizes the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:
•the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights provided in the Registrant’s bylaws are not exclusive.
The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered or will enter into, and intends to continue to enter into, separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is one of its directors or officers against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8.    EXHIBITS.

Exhibit Number	Description
4.1
Third Amended and Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248925), filed with the SEC on October 5, 2020).

4.2
Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to the closing of the Registrant’s initial public offering of Common Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248925), filed with the SEC on September 18, 2020).

4.3
Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248925), filed with the SEC on September 18, 2020).

4.4
Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the closing of the Registrant’s initial public offering of Common Stock (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248925), filed with the SEC on September 18, 2020).

4.5
Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248925), filed with the SEC on October 5, 2020).

5.1	Opinion of Cooley LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
24.1	Power of Attorney. Reference is made to the signature page hereto.
99.1
Kronos Bio, Inc. 2017 Equity Incentive Plan, as amended, and Forms of Option Agreement, Notice of Exercise, Notice of Early Exercise, Restricted Stock Grant Notice and Restricted Stock Award Agreement thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248925), filed with the SEC on September 18, 2020).

99.2	Kronos Bio, Inc. 2020 Equity Incentive Plan, and Forms of Option Grant Notice, Option Agreement, Notice of Exercise, Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement thereunder.
99.3	Kronos Bio, Inc. 2020 Employee Stock Purchase Plan.

ITEM 9.    UNDERTAKINGS.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on October 9, 2020.

KRONOS BIO, INC.

By:	/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norbert Bischofberger, Ph.D. and Barbara Kosacz, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Norbert Bischofberger	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2020
Nnorbert Bischofberger, Ph.D.

/s/ Yasir Al-Wakeel	Chief Financing Officer and Head of Corporate Development (Principal Financial and Accounting Officer)	October 9, 2020
Yasir Al-Wakeel, BM BCh

/s/ Arie Belldegrun	Chairman of the Board of Directors	October 9, 2020
Arie Belldegrun, M.D., FACS

/s/ Rebecka Belldegrun	Director	October 9, 2020
Rebecka Belldegrun, M.D.

/s/ Joshua Kazam	Director	October 9, 2020
Joshua Kazam

/s/ Jakob Loven	Director	October 9, 2020
Jakob Loven, Ph.D.

/s/ John C. Martin	Director	October 9, 2020
John C. Martin, Ph.D.

/s/ Elena Ridloff	Director	October 9, 2020
Elena Ridloff, CFA

/s/ Otello Stampacchia	Director	October 9, 2020
Otello Stampacchia, Ph.D.

/s/ David Tanen	Director	October 9, 2020
David Tanen